EXHIBIT 21.1


                              List of Subsidiaries
                             As of October 31, 1996*




                                                    State or         Name Under
                                                  Jurisdiction of      Which
                                                  Incorporation      Subsidiary
                                                  or Organization  Does Business
                                               ---------------------------------

First Tier Subsidiaries of Eaton Vance Corp.:

     Eaton Vance Management                         Massachusetts      Same
     Fulcrum Management, Inc.                       Massachusetts      Same
     EV Gold, Inc.                                  Massachusetts      Same
     MinVen, Inc.                                   Massachusetts      Same

Certain Subsidiaries of Eaton Vance
Management:

     Eaton Vance Distributors, Inc.                 Massachusetts      Same
     Northeast Properties, Inc.                     Massachusetts      Same
     Boston Management and Research                 Massachusetts      Same




* The names of certain subsidiaries have been omitted in this list inasmuch as the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the Company's fiscal year ended October 31, 1996.


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